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                                                        Exhibit 23


                       Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-29911) pertaining to the Employee Stock Purchase Plan of Waterlink, Inc.; 1997 Non-Employee Director Stock Option Plan of Waterlink, Inc.; Waterlink, Inc. Amended and Restated 1995 Stock Option Plan, and the Waterlink, Inc. 1997 Omnibus Incentive Plan of our report dated April 30, 1998, except for Note 5 as to which is dated June 5, 1998, with respect to the financial statements of Barnebey & Sutcliffe Corporation and Combined Affiliates included in Amendment No. 1 of the Waterlink, Inc. Current Report (Form 8-K/A).

                                            McGladrey & Pullen, LLP
                                            Certified Public Accountants


August 12, 1998
Minneapolis, Minnesota